Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ORBCOMM Inc. (Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	41-2118289 (I.R.S. Employer Identification No.)

2115 Linwood Avenue, Suite 100, Fort Lee, New Jersey (Address of Principal Executive Offices)	07024 (Zip Code)

ORBCOMM Inc. 2006 Long-Term Incentives Plan (Full Title of the Plan)

CHRISTIAN G. LE BRUN, ESQ. Senior Vice President and General Counsel ORBCOMM Inc. 2115 Linwood Avenue, Suite 100 Fort Lee, New Jersey 07024 (Name and Address of Agent for Service)

(201) 363-4900 (Telephone Number, Including Area Code, of Agent for Service)

Copy to: ALEJANDRO R. SAN MIGUEL, ESQ. Chadbourne & Parke LLP 30 Rockefeller Plaza New York, New York 10112 (212) 408-5100

Calculation of Registration Fee

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $.001 per share	4,658,207 shares	$8.005	$37,288,948	$3,990

(1)	The shares of Common Stock set forth in the Calculation of Registration Fee table and which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of the Registrant’s Common Stock as may be offered or issued as a result of any stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based on the average of the high and low per share market price of the Registrant’s Common Stock on December 18, 2006, as reported on The Nasdaq Stock Market, LLC Global Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

                 The following documents, which have been filed by ORBCOMM Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

(a)	Registration Statement on Form S-1 of the Company (Registration Statement No. 333-134088), as amended (the “Form S-1”); and

(b)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2006; and

(c)	The description of the Company’s Common Stock, which is incorporated in the Company’s Registration Statement on Form 8-A (File No. 001-33118) by reference to the description under the caption “Description of capital stock” in the Form S-1.

                 All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 5.     Interests of Named Experts and Counsel.

                 Christian G. Le Brun, Esq., who has given his opinion about certain legal matters affecting the shares of Company’s Common Stock covered by this Registration Statement, is Senior Vice President and General Counsel of the Company. Mr. Le Brun is eligible to participate in the Company’s 2006 Long-Term Incentives Plan, or the Plan, in accordance with the terms of the Plan.

Item 6.     Indemnification of Directors and Officers.

                 The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

                 Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

                 The Company’s amended and restated certificate of incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law. In addition, the Company’s bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including all expenses liability and loss actually and reasonably incurred or suffered by such director or officer in connection therewith in defending or otherwise participating in any proceeding in advance of its final disposition. We have entered into indemnity agreements with our directors and our executive officers whereby we have agreed to indemnify the directors and executive officers to the extent permitted by our bylaws and Delaware law.

Item 8.     Exhibits.

4.1	Amended and Restated Certificate of Incorporation of the Company, as amended, filed as Exhibit 3.3 to the Company’s Form S-1, is incorporated herein by reference.

4.2	Amended ByLaws of the Company, filed as Exhibit 3.4 to the Company's Form S-1, is incorporated herein by reference.

4.3	ORBCOMM Inc. 2006 Long-Term Incentive Plan, filed as Exhibit 10.16 to the Company’s Form S-1, is incorporated herein by reference.

4.4	Form of Restricted Stock Unit Award Agreement under the Company’s 2006 Long-Term Incentives Plan, filed as Exhibit 10.24 to the Company’s Form S-1, is incorporated herein by reference.

4.5	Form of Stock Appreciation Rights Award Agreement under the Company’s 2006 Long-Term Incentives Plan, filed as Exhibit 10.25 to the Company’s Form S-1, is incorporated herein by reference.

5	Opinion of Christian G. Le Brun, Esq., Senior Vice President and General Counsel of the Company, as to the legality of any newly issued shares of Common Stock covered by this registration statement.

23.1	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

23.2	Consent of J.H. Cohn LLP, an independent registered public accounting firm.

23.3	Consent of Christian G. Le Brun, Esq., contained in his opinion filed as Exhibit 5 to this registration statement.

23.4	Consent of Chadbourne & Parke LLP.

24	Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers of the Company filed as Exhibit 24 to the Company’s Registration Statement on Form S-8 (Registration No. 333-139582), is incorporated herein by reference.

Item 9.     Undertakings.

A.            The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lee, State of New Jersey, on the 21st day of December, 2006.

ORBCOMM INC.
By:	/s/ Christian G. Le Brun

(Christian G. Le Brun, Senior Vice President and General Counsel)

                 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 21st day of December, 2006 by the following persons in the capacities indicated:

Signature	Title
JEROME B. EISENBERG*	Chairman of the Board and Chief Executive Officer (principal executive officer) and Director
MARCO FUCHS*	Director
RONALD GERWIG*	Director
HANS E. W. HOFFMANN*	Director
TIMOTHY KELLEHER*	Director
ROBERT G. COSTANTINI*	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)

*By:	/s/ Christian G. Le Brun

(Christian G. Le Brun, Attorney-in-fact)**

**By authority of the powers of attorney filed as Exhibit 24 to this Registration Statement.

EXHIBIT INDEX

4.1	Amended and Restated Certificate of Incorporation of the Company, as amended, filed as Exhibit 3.3 to the Company’s Form S-1, is incorporated herein by reference.

4.2	Amended ByLaws of the Company, filed as Exhibit 3.4 to the Company’s Form S-1, is incorporated herein by reference.

4.3	ORBCOMM Inc. 2006 Long-Term Incentive Plan, filed as Exhibit 10.16 to the Company’s Form S-1, is incorporated herein by reference.

4.4	Form of Restricted Stock Unit Award Agreement under the Company’s 2006 Long-Term Incentives Plan, filed as exhibit 10.24 to the Company’s Form S-1, is incorporated herein by reference.

4.5	Form of Stock Appreciation Rights Award Agreement under the Company’s 2006 Long-Term Incentives Plan, filed as Exhibit 10.25 to the Company’s Form S-1, is incorporated herein by reference.

5	Opinion of Christian G. Le Brun, Esq., Senior Vice President and General Counsel of the Company, as to the legality of any newly issued shares of Common Stock covered by this registration statement.

23.1	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

23.2	Consent of J.H. Cohn LLP, an independent registered public accounting firm.

23.3	Consent of Christian G. Le Brun, Esq., contained in his opinion filed as Exhibit 5 to this registration statement.

23.4	Consent of Chadbourne & Parke LLP.

24	Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers of the Company, filed as Exhibit 24 to the Company’s Registration Statement on Form S-8 (Registration No. 333-139582), is incorporated herein by reference.